Exhibit 99(1)

Registration Statement No. 333-63188
Rule 424(b)(3) Prospectus

                                 [MORGAN LOGO]
                             THE MORGAN GROUP, INC.


                              Prospectus Supplement
                     (To Prospectus dated December 12, 2001)


     This Prospectus Supplement dated February 26, 2002 amends and supplements the prospectus of The Morgan Group, Inc. (Registration Statement No. 333-63188) relating to the shares of Class A common stock issuable upon exercise of warrants.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

                           REDUCTION OF EXERCISE PRICE

     On December 12, 2001, we issued non-transferable warrants to purchase shares of Class A common stock to the holders of our Class A common stock. Each warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $9.00 per share. At the time of issuance, we agreed to reduce the exercise price to $6.00 per share for a reduction period of at least 30 days to be set by our Board of Directors.

     On February 19, 2002, our Board of Directors agreed to set the reduction period to begin on February 26, 2002 and to extend for 63 days, expiring on April 30, 2002 (the "Reduction Period"). The Board of Directors agreed to reduce the exercise price of the warrants to $2.25 per share, instead of $6.00 per share, during the Reduction Period. All other terms regarding the warrants, including the expiration date of the warrants, remain the same.

     The Board of Directors determined to reduce the exercise price to $2.25 to give warrant holders the opportunity to purchase shares at a price in the range the recent trading prices of the Class A common stock, with a view to generating proceeds, if warrants are exercised, to assist the Company in addressing near term liquidity requirements. The Board of Directors makes no recommendation whether to exercise warrants.

     From January 1, 2002 through February 25, 2002, the high and low trading prices of the Class A common stock were $2.70 and $1.90, respectively. At February 25, 2002, the closing price of the Class A common stock on the American Stock Exchange was $1.90 per share.

     Capitalized terms used in this Prospectus Supplement and not defined have the meanings given to them in the prospectus dated December 12, 2001.


                          TELEPHONE NUMBER CORRECTION

If you have questions about this offering, including questions about the procedure for exercising warrants or requests for additional copies of the prospectus or prospectus supplement, please contact the warrant agent toll free at (877) 777-0800.

                              EXERCISE OF WARRANTS

     You may exercise your warrants by properly completing and signing your warrant certificate, including, if required, a signature guarantee from an eligible institution. The "Election to Purchase Form" on the back of your warrant certificate has been preprinted with the warrant exercise price of $9.00, with a notation that the exercise price will be reduced to $6.00 during the reduction period. In calculating your aggregate exercise price, if you tender your warrants so that they are received on or prior to April 30, 2002, you should use the exercise price of $2.25 instead of $9.00 per share. If you tender your warrants so that they are received by the warrant agent on or prior to April 30, 2002, you will be deemed to have tendered at the reduced exercise price of $2.25 per share, regardless of the preprinted price on the warrant certificate. If you do not tender your warrants so that they are received by the warrant agent on or prior to April 30, 2002, the exercise price will return to $9.00 per share. Mail or deliver your properly executed warrant certificate to the warrant agent, together with payment of the aggregate warrant exercise price in full to the following address:

                       American Stock Transfer & Trust Company
                       59 Maiden Lane, Plaza Level
                       New York, New York  10038

If you have questions about this offering, including questions about the procedure for exercising warrants or requests for additional copies of the prospectus or prospectus supplement, please contact the warrant agent toll free at (877) 777-0800.


                               RECENT DEVELOPMENTS

     Summary Discussion and Analysis of Financial Condition and Results of Operations. Our revenues decreased by 21% to $101.2 million in 2001 from $128.4 million in 2000. The largest decline was in the manufactured housing division where revenues were down 33% to $60.2 million from $89.2 million in the prior year. The driver outsourcing division declined 16% to $17.6 million while specialized outsourcing increased 37% to $21.0 million. Our revenues and accounts receivable have declined from December 31, 2000, due to a continued slump in the manufactured housing markets. Industry shipments of manufactured homes, our largest division, declined by 24% in 2001 compared to 2000. In our second largest division, industry shipments of recreational vehicles declined by 19% in 2001 from the prior year.

     We have historically experienced seasonally weak demand in the months from November to February, due to seasonal declines in the shipment of manufactured homes in areas where winter weather conditions inhibit transport. For the quarter ended December 31, 2001, our revenues and accounts receivable declined due to this normal seasonality. Revenues for the fourth quarter were also negatively affected for all four divisions by the events of September 11, 2001. Shippers experienced work slowdowns and demand fell as customers cancelled orders. Results for the fourth quarter of 2001 were also adversely affected relative to the last quarter of 2000 by the loss of a significant customer earlier in the year and competitive factors described in the Prospectus.

     Our accounts receivable provide much of the collateral base for our existing credit facility, which supports outstanding letters of credit and provides borrowing capacity for working capital. The impact of our decreased revenues and accounts receivable have, therefore, reduced our borrowing capacity and liquidity to minimal levels. Management is aggressively pursuing financing options to allow us to meet our liquidity requirements during this slow period until accounts receivable recover to stronger levels. We are working with our lenders to obtain additional financing, and to obtain modification or waivers with respect to certain credit facility covenants. We recently obtained additional temporary credit availability from our principal lender in the amount of up to $1 million. In December, 2001, we obtained a reduction of $750,000 in our liability insurance collateral requirements and we are pursuing discussions with our insurance providers for further reductions in such collateral requirements. In December 2001 and February 2002 we have received rebates of prepaid insurance premiums aggregating approximately $800,000. We expect to receive further rebates of prepaid insurance premiums of approximately $500,000 due to our reduced business volume over the last several months, but the time of receipt and eventual amount of such refunds is uncertain. Additionally, management expects that the reduction in the warrant exercise price may induce warrant holders to exercise their warrants, resulting in increased liquidity. Two of our principal stockholders have orally indicated an interest in exercising warrants at the reduced exercise price which, if exercised during the Reduction Period, would provide for approximately $460,000 in gross proceeds. We can give no assurance, however, that any warrants will be exercised. At this time, our ability to successfully cover our financial obligations during this slow season is uncertain.

     Spin-off by Controlling Stockholder. On January 20, 2002, Lynch Interactive Corporation, our majority stockholder, completed a transaction to spin off its investment in us to a newly formed company called Morgan Group Holding Co. Stockholders of record of Lynch Interactive Corporation as of December 18, 2001, received one share of Morgan Group Holding Co. for each share owned of Lynch Interactive Corporation.

     Unaudited Summary Financial Statements. Following is our unaudited summary consolidated balance sheet data at December 31, 2001 and 2000, and the related unaudited summary consolidated statements of operations data for each of the two years ended, and the fourth quarters of the fiscal years ended, December 31, 2001 and 2000, respectively. The audit of our financial statements for 2001 is not yet complete. Accordingly, these results should be considered preliminary and subject to adjustments that may result from the audit process. Such adjustments may be material. The unaudited summary financial statements omit footnote disclosures that will accompany the audited financial statements when complete.



                             The Morgan Group, Inc.
                        Unaudited Summary Financial Data
                                   (in 000's)

                                    Three Months Ended                             Twelve Months Ended
                                      December 31,                                  December 31,
                                   2001              2000                     2001                 2000

Operating revenue                 19,458             26,210                  101,168               128,367
Operating loss                    (1,636)            (1,431)                  (1,882)               (2,038)
Pre-tax net loss                  (1,726)            (1,532)                  (2,155)               (2,348)




                                     At December 31,
                                   2001              2000

Total assets                      22,691             23,269
Working capital                    1,468              1,063
Stockholders equity                7,326              7,201